Exhibit (a)(1)

                          MEDSOURCE TECHNOLOGIES, INC.

                OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE
                SHARES OF COMMON STOCK UNDER THE 1999 STOCK PLAN

  THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., CENTRAL DAYLIGHT TIME,
                 ON JUNE 6, 2003, UNLESS THE OFFER IS EXTENDED.

         MedSource Technologies, Inc. is offering its employees and directors who hold options to purchase shares of MedSource common stock the opportunity to exchange their outstanding stock options for new options to purchase shares of common stock of MedSource (the "new options").

         We are making the offer upon the terms and subject to the conditions described in the offer to exchange and in the cover letter from Richard J. Effress, the Chairman of our Board of Directors and our Chief Executive Officer, and the election form (which together, as they may be amended from time to time, constitute the "offer"). The offer is not conditioned upon a minimum number of options being exchanged. The offer is subject to conditions that we describe in
Section 6 of this offer to exchange. If you wish to accept the offer, you may return all or a portion of your eligible options.

         If you elect to exchange options as described in the offer and if your options are accepted for exchange, we will cancel your outstanding options and grant you a new option under the 1999 Stock Plan pursuant to a new option contract between you and us. Some key features of the new option will include:

         o the number of shares subject to the new option will equal one half of the number of shares subject to your cancelled options, subject to adjustments for any stock splits, stock dividends and similar events;

         o the exercise price of the new options will equal the closing sale price of our common stock as reported on the Nasdaq National Market on the date of the first meeting of the Compensation and Management Development Committee of our Board of Directors held on a date that is at least six months and one day after the date of expiration of the offer;

         o the new options will vest in four equal annual installments (with respect to employees) or three equal annual installments (with respect to non-employee directors), beginning on the first anniversary of the date the new options are granted; and

         o the other terms and conditions of the new options will be substantially similar to those of the cancelled options.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR OPTIONS.

         The Compensation and Management Development Committee of our Board of Directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

         Shares of our common stock are quoted on the Nasdaq National Market under the symbol "MEDT." On May 7, 2003, the closing price of our common stock on the Nasdaq National Market was $2.57 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

         You should direct questions about the offer or requests for assistance or for additional copies of this offer to exchange, the cover letter from Richard J. Effress, the Chairman of our Board of Directors and our Chief Executive Officer, or the election form, to Joyce Snow at (952) 807-1304 or jsnow@medsourcetech.com.

                                    IMPORTANT

         If you wish to exchange your options, you must complete and sign the election form in accordance with its instructions, and send it to Joyce Snow of MedSource by fax at (952) 807-1235 or by mail to MedSource Technologies, Inc., 110 Cheshire Lane, Suite 100, Minneapolis, Minnesota 55305.

         We are not aware of any jurisdiction where the making of the offer violates applicable law. If we become aware of any jurisdiction where the making of the offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, option holders residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ACCOMPANYING ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Summary Term Sheet.............................................................1
Number of Options; Expiration Date.............................................7
Purpose of The Offer...........................................................7
Procedures for Electing to Exchange Options....................................8
Change in Election.............................................................9
Acceptance of Options for Exchange and Cancellation
   and Issuance of New Options................................................10
Conditions of the Offer.......................................................10
Price Range of Common Stock...................................................12
Source and Amount of Consideration; Terms of New Options......................13
Information about MedSource Technologies, Inc.................................15
Interests of Directors and Officers; Transactions and
   Arrangements about the Options.............................................17
Status of Options Acquired by Us in the Offer; Accounting
   Consequences of the Offer..............................                    18
Legal Matters; Regulatory Approvals...........................................19
Certain material U.S. Federal Income Tax Consequences.........................19
Extension of Offer; Termination; Amendment....................................20
Fees and Expenses.............................................................21
Additional Information........................................................21
Forward Looking Statements; Miscellaneous.....................................23

                               Summary Term Sheet
                               ------------------

         The following are answers to some of the questions that you may have about the offer. We urge you to carefully read the remainder of the offer to exchange, the accompanying cover letter from Richard J. Effress, the Chairman of our Board of Directors and our Chief Executive Officer, and the election form, because the information in this summary is not complete. We have included references to the relevant sections of the offer to exchange where you can find a more complete description of the topics in this summary.

Q1.      What securities are we offering to exchange?

         We are offering to exchange all stock options outstanding under our 1999 Stock Plan that are held by persons who are employees or directors of MedSource on the date hereof and continue to be active employees or directors of MedSource through the date of the first meeting of the Compensation and Management Development Committee of our Board of Directors held on a date that is at least six months and one day following the expiration date of the offer (the "eligible options"). (Section 1)

Q2.      Why are we making the offer?

         We as a company are philosophically committed to the concept of employees as owners. In light of the recent stock market volatility, which has resulted in many of our outstanding options having exercise prices that are significantly higher than the current market price of our common stock, we felt it appropriate to offer this exchange program, which we believe will benefit our employees and directors and help us advance our foregoing philosophy. (Section
2)

Q3.      Is this a repricing?

         This is not a traditional stock option repricing. In a repricing, the exercise price of options would be adjusted immediately to be equal to the closing price on the date of repricing of the shares of common stock underlying the option. This results in variable accounting treatment of the option. For financial reporting purposes, the foregoing could result in a requirement to record additional compensation expenses each quarter until the repriced options are exercised or forfeited or expire.

Q4. Why can't MedSource just reprice my options, as I have seen done at other companies?

         In 1998, the Financial Accounting Standards Board adopted rules that have unfavorable accounting charge consequences for companies that reprice options. As described above, if we reprice options, we may need to record a variable accounting charge against our earnings. The amount of this charge would be measured by the future appreciation of the common stock subject to the repriced options. As a result, a simple option "repricing" could seriously jeopardize our progress toward profitability, as we would be required to take a charge against earnings on any future appreciation of the repriced options.

Q5.      Why can't I just be granted additional new options?

         We have a limited pool of options that we are allowed to grant without stockholder approval, and, therefore, we must conserve our currently available options for new employees and non-employee directors and ongoing grants.

Q6. Wouldn't it be easier if I just quit working at MedSource and then got rehired and received new options?

         This alternative is not available. Options granted within six months after the date options are cancelled under the offer are treated the same as a traditional repriced stock option. As described above, this would require us to record a variable accounting charge against earnings.

Q7. Am I eligible to receive future grants of options during the following six-month period if I participate in this exchange?

         Because of unfavorable accounting charge consequences, participants in this program are ineligible to receive any additional stock option grants until the date of grant of the new options.

Q8.      Are there conditions to the offer?

         The offer is subject to a number of conditions, including the conditions described in Section 6. However, the offer is not conditioned on a minimum number of option holders accepting the offer or a minimum number of options being exchanged.

Q9. Are there any eligibility requirements I must satisfy in order to receive the new options?

         To be eligible to receive the new options, your options must be currently outstanding under the MedSource 1999 Stock Plan and you must be an employee or director of MedSource on the date hereof and continue being an active employee or director of MedSource through the date of the first meeting of the Compensation and Management Development Committee of our Board of Directors held on a date that is at least six months and one day after the date of expiration of the offer. (Section 1)

Q10.     How many new options will I receive in exchange for the options
         I return?

         Each new option will be exercisable for the number of shares equal to one half of the number of shares underlying the options being exchanged, subject to adjustments for stock splits, stock dividends and other similar events. (Section 1)

         Here is an example: If you are an employee and you return an eligible option to purchase 1,000 shares of common stock that vests in full over four years, you will receive a new option to purchase 500 shares of common stock, which will vest in equal installments of 125 shares each over four years, beginning on the first anniversary of the date of grant of the new options. (Section 8)

Q11.     When will I receive my new options?

         The new options will be granted at the first meeting of the Compensation and Management Development Committee of our Board of Directors that is held on a date that is at least six months and one day after the date of expiration of the offer. We expect such meeting to be held promptly after the date that is at least six months and one day after the date of expiration of the offer. (Section 5)

Q12.     What will the exercise price of the new options be?

         The new options will have an exercise price equal to the closing price of the MedSource Technologies, Inc. common stock as reported by the Nasdaq National Market on the date of grant of the new options (Section 8). Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options.

         We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options. (Section 8)

         We will post the exercise price of the new options on the MedSource Technologies, Inc. intranet on the date of grant of the new options.

Q13.     When will the new options vest?

         Each new option granted to an employee will vest over a four-year period, and each new option granted to a non-employee director will vest over a three-year period, beginning on the first anniversary of the date of grant of the new options, on which the new options will vest and become exercisable with respect to one quarter (25%) or one third (33.33%) of the shares underlying the new options, respectively. New options granted to employees will vest with respect to the remaining shares in three equal installments on the second, third and fourth anniversaries of the date of grant of the new options; new options granted to non-employee directors will vest with respect to the remaining shares in two equal installments on the second and third anniversaries of the date of grant of the new options. On the fourth anniversary (with respect to new options granted to employees) or the third anniversary (with respect to new options granted to non-employee directors) of the date of grant of the new options, the new options will be fully vested. Even if the options you exchange are partially or fully vested, the new options you receive will not be vested and will be subject to the foregoing vesting period. (Section 8)

         For example, if you are an employee and we grant you a new option to purchase 1,000 shares of common stock, your right to purchase 250 shares will vest on each of the first, second, third and fourth anniversaries of the date of grant of the new options, subject to the other terms and conditions set forth herein. If you are a non-employee director and we grant you a new option to purchase 900 shares of common stock, your right to purchase 300 shares will vest on each of the first, second and third anniversaries of the date of grant of the new options, subject to the other terms and conditions set forth herein.

         The terms under which the vesting schedule of the new options will accelerate upon a change of control of MedSource will be substantially the same as under your current stock option contracts.

Q14.     When will the new options expire?

         The new options will expire at 11:59 p.m., Central Standard Time, on the tenth anniversary of the date of grant of the new options. (Section 8)

Q15.     How does a leave of absence impact the offer?

         An employee who goes on a leave of absence and as a result is not an active employee of MedSource throughout the period beginning on the date hereof and ending on the date of the first meeting of the Compensation and Management Development Committee of our Board of Directors held on a date that is at least six months and one day following the expiration date of the offer will not be entitled to receive any new options.

Q16. Will I have to wait longer to purchase common stock under my new options than I would under the options I exchange?

         Yes, to the extent your eligible options shall have vested before the first anniversary of the date of grant of the new options. The new options you receive will not be vested, even if the options you exchange are fully or partially vested. You will not be able to exercise the new options until the first anniversary of the date of grant of the new options, when the new options granted to employees will vest with respect to 1/4 of the shares of common stock underlying the new options and the new options granted to non-employee directors will vest with respect to 1/3 of the shares of common stock underlying the new options. (Section 8)

Q17. If I elect to exchange eligible options, do I have to exchange all of my eligible options or can I just exchange some of them?

         You may elect to exchange only a portion of your eligible options. You may do so by checking the appropriate box on the election form and indicating which options you wish to exchange. (Section 1)

Q18.     Will I have to pay taxes if I exchange my options in the offer?

         If you accept the offer, you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant new options to you. We believe that the exchange will be treated as a non-taxable exchange. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer. (Section 13)

Q19. What accounting impact will the offer have on MedSource Technologies, Inc.?

         We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer to exchange because we will not grant any new options until a business day that is as least six months and one day after the date that we accept and cancel options elected for exchange. (Section 11)

Q20. When does the offer expire? Can the offer be extended, and if so, how will I know if it is extended?

         The offer expires on June 6, 2003 at 5 p.m., Central Daylight Time, unless we extend it.

         Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 9 a.m., Central Daylight Time, on June 9, 2003. (Section 14)

Q21.     What do I need to do?

         Whether you accept the offer or not, you need to make your election and sign the election form and deliver it to our headquarters at 110 Cheshire Lane, Suite 100, Minneapolis, Minnesota 55305, facsimile (952) 807-1235, before 5 p.m., Central Daylight Time, on June 6, 2003. If you have questions about delivery, you may contact Joyce Snow at (952) 807-1304 or jsnow@medsourcetech.com. You should review the offer to exchange, the cover letter from Richard J. Effress, the Chairman of our Board of Directors and our Chief Executive Officer, and the election form before making your election. We will only accept a paper copy of your election form. Delivery by e-mail will not be accepted.

         If we extend the offer beyond June 6, 2003, then you must sign and deliver the election form before the extended expiration of the offer. We may reject any eligible options to the extent that we determine the election form is not properly completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the offer, we currently expect to accept all properly exchanged options promptly after the offer expires. If you do not sign and deliver the election form before the offer expires, it will have the same effect as if you rejected the offer.

         If you cannot deliver your election form to us, then you should contact Joyce Snow at (952) 807-1304 or jsnow@medsourcetech.com.

Q22.     During what period of time may I change my previous election?

         You may change your previous election at any time before 5 p.m., Central Daylight Time, on June 6, 2003. If we extend the offer beyond that time, you may change your previous election at any time until the extended expiration of the offer. To change your election, you must deliver to us a new election form before the offer expires. You may change your election more than once. (Section 4)

Q23. What happens to my options if I do not accept the offer or if my options are not accepted for exchange?

         Nothing. If you do not accept the offer, or if we do not accept the options you return, you will keep all of your current options, and you will not receive any new options. No changes will be made to your current options.

Q24.     What do we and our Board of Directors think of the offer?

         Although our Board of Directors has approved the offer, neither we nor our Board of Directors make any recommendation as to whether you should exchange or refrain from exchanging your eligible options. You must make your own decision whether to exchange your eligible options. The Compensation and Management Development Committee of our Board of Directors recognizes that the decision to accept the offer is an individual one. The program does carry considerable risk, and there are no guarantees of our future stock performance. Therefore, the decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, the performance of the overall market and companies in our sector, and our own business and stock price. We suggest that you consult with your personal advisors if you have questions about your financial or tax situation.

Q25. What if my employment at MedSource ends between the date my options are cancelled and the date of grant of the new options?

         If you are an employee of MedSource, your employment is on an at-will basis and nothing in the offer to exchange modifies or changes that. You cannot revoke your acceptance of the offer to exchange after 5 p.m., Central Daylight Time, on June 6, 2003. Therefore, if your employment with MedSource or one of our subsidiaries is terminated by you, MedSource or such subsidiary voluntarily, involuntarily, or for any reason or no reason, before your new option is granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the grant that would have been made on the date of grant of the new options. Therefore, if you are not an active employee of MedSource or one of our subsidiaries from the date you elect to exchange options through the date of grant of the new options, you will not receive any new options in exchange for your cancelled options. You also will not receive any other consideration for the cancelled options if you are not an active employee of MedSource or one of our subsidiaries from the date you elect to exchange options through the date the new options are granted. To the extent permitted by law, any disputes related to your employment will be referred to a binding arbitration.

Q26. What happens if MedSource is subject to a change of control before or after the new options are granted?

         If MedSource is a party to a change of control transaction before the new options are granted, there may be no assurance that you will receive the new options.

         The terms under which the vesting schedule of the new options will accelerate upon a change of control of MedSource after the new options are granted will be substantially the same as under your current stock option contracts. (Section 5)

Q27. After the grant of my new option, what happens if I again end up "underwater"?

         We are conducting the offer at this time due to the unusual stock market conditions that have affected many companies throughout the country. Therefore, this is considered a one-time offer and is not expected to be made again in the future. As your stock options are valid for ten years from the date of initial grant, subject to continued employment or directorship, the price of our common stock may appreciate over the long term even if the exercise price of your options is below the trading price of our common stock for some period of time after the date of grant of the new options. However, we can provide no assurance as to the price of our common stock at any time in the future.

Q28.     Whom can I talk to if I have questions about the offer?

         For additional information or assistance, you should contact Joyce Snow at (952) 807-1304 or jsnow@medsourcetech.com.

                                    THE OFFER

         1.    Number of Options; Expiration Date.
               -----------------------------------

         We are offering to exchange new options to purchase common stock in return for all eligible options. Eligible options are all outstanding options under the MedSource 1999 Stock Plan that are held by persons that are employees or directors of MedSource on the date hereof and continue being active employees or directors of MedSource through the date of the first meeting of the Compensation and Management Development Committee of our Board of Directors held on a date that is at least six months and one day following the expiration date of the offer.

         You may return all or a portion of your eligible options. The offer is subject to the terms and conditions described in this offer to exchange, the cover letter from Richard J. Effress, the Chairman of our Board of Directors and our Chief Executive Officer, and the election form. We will only accept options that are properly returned and not validly withdrawn in accordance with Section 5 of this offer to exchange before the offer expires on the "expiration date" as defined below.

         Each new option will be exercisable for the number of shares equal to one half of the number of shares underlying the eligible options being cancelled, subject to adjustments for stock splits, stock dividends and other similar events. We will not issue any options exercisable for fractional shares; instead, we will round up all fractional shares. All new options will be issued under our 1999 Stock Plan, and pursuant to a new option contract between you and us.

         The term "expiration date" means 5 p.m., Central Daylight Time, on June 6, 2003, unless and until we, in our discretion, extend this period of time during which the offer will remain open. If we extend the period of time during which this offer remains open, the term "expiration date" will refer to the latest time and date at which the offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

         If we decide to take any of the following actions, we will publish a notice:

         o we increase or decrease the consideration you will receive in exchange for your eligible options; or

         o we increase or decrease the number of options eligible to be exchanged in the offer.

         If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

         A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central Daylight Time.

         2.    Purpose of The Offer.
               ---------------------

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making the offer we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees and directors. We also hope that the offer will help us in advancing our belief in the concept of employees as owners.

         CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, THERE IS NO GUARANTEE THAT THE CLOSING MARKET PRICE OF OUR COMMON STOCK AT THE TIME OF THE GRANT OF THE NEW OPTIONS (AND THEREFORE THE PRICE OF YOUR NEW OPTION) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR EXISTING OPTION, OR THAT YOUR NEW OPTION WILL INCREASE IN VALUE OVER TIME.

         Except as otherwise described in the offer to exchange or in our filings with the Securities and Exchange Commission, or the SEC, neither we nor, to our knowledge, any of our executive officers or directors presently have any plans or proposals that relate to or would result in:

         o an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

         o purchase or sale of a material amount of our assets or any subsidiary's assets;

         o any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         o any change in our present board of directors or senior management, including a change in the number or term of directors or the filling of any existing board vacancies or a change in any executive officer's material terms of employment;

         o     any other material change in our corporate structure or business;

         o our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

         o our common stock becoming eligible for termination of registration pursuant to section 12(g)(4) of the Exchange Act of 1934, as amended (the "Exchange Act");

         o     the suspension of our obligation to file reports pursuant to section 15(d) of the Exchange Act;

         o the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with our 1999 Stock Plan; or

         o an amendment to our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of MedSource.

         Although our Board of Directors has approved the offer, neither we nor our Board of Directors make any recommendation as to whether you should exchange or refrain from exchanging your eligible options. You must make your own decision whether to exchange your eligible options. The Compensation and Management Development Committee of our Board of Directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

         3.    Procedures for Electing to Exchange Options.
               --------------------------------------------

         MAKING YOUR ELECTION. To make your election to accept or reject the offer, you must make your election and sign and deliver the election form to Joyce Snow either by mail to MedSource Technologies, Inc., 110 Cheshire Lane, Suite 100, Minneapolis, Minnesota 55305 or by facsimile at (952) 807-1235 before the expiration date. We will only accept a paper copy of your election form. Delivery by e-mail will not be accepted. You do not need to return your stock option contracts for your eligible options to effectively elect to accept the offer.

         DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to eligible options, and the validity, form, eligibility (including time of receipt) and acceptance of election forms (including new election forms). Our determination of these matters will be final and binding on all parties. We may reject any or all election forms (including new election forms) or returned options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the returned options. Otherwise, we will accept properly and timely returned options that are not validly withdrawn. We may waive any of the conditions of the offer or any defect or irregularity in any election form (including new election forms) with respect to any particular options or any particular option holder. No options will be properly returned until all defects or irregularities have been cured by the option holder returning the options or waived by us. Neither we nor any other person are obligated to give notice of any defects or irregularities involved in the return of any options, and no one will be liable for failing to give notice of any defects or irregularities.

         OUR ACCEPTANCE CONSTITUTES AN CONTRACT. If you elect to exchange your options and you return your eligible options according to the procedures described in the offer, you will accept the terms and conditions of the offer. Our acceptance of eligible options that are properly returned will form a binding contract between us and you on the terms and subject to the conditions of the offer.

         Promptly after the expiration of the offer, we will send a written communication to each option holder who elects to exchange his or her options in the offer and who returns his or her eligible options in accordance with the procedures described in the offer. The written communication will indicate that the elected options have been cancelled and that the option holder will receive a new option on the date of grant of the new options, provided that he or she remains an active employee or director of MedSource through the date of the first meeting of the Compensation and Management Development Committee of our Board of Directors held on a date that is at least six months and one day following the expiration date of the offer.

         Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly returned eligible options that have not been validly withdrawn.

         4.    Change in Election.
               -------------------

         You may only change your election by following the procedures described in this Section 4. If you elect to accept the offer and exchange all of your eligible options and you later want to change your election to reject the offer or only exchange a portion of your options, you may reject the offer with respect to all or a portion of your eligible options. Similarly, if you elect to reject the offer and you later want to change your election to accept the offer and exchange all or a portion of your options, you may accept the offer with respect to all or a portion of your eligible options. We will only accept a paper copy of your new election form. Delivery by e-mail will not be accepted.

         You may change your election at any time before 5 p.m., Central Daylight Time, on June 6, 2003. If we extend the offer beyond that time, you may change your election at any time until the extended expiration of the offer. In addition, unless we accept your returned options for exchange or cancellation before 12:00 midnight, Central Daylight Time, on June 6, 2003, you may withdraw your returned options at any time after June 6, 2003.

         To validly change your election, you must deliver a new election form, dated as of a date subsequent to the date of the first election form sent by you, to Joyce Snow by mail at MedSource Technologies, Inc., 110 Cheshire Lane, Suite 100, Minneapolis, Minnesota 55305 or by facsimile at (952) 807-1235 before the offer expires. The new election form must be signed by you, have your name and employee number on it, and must clearly indicate whether you elect to accept or reject the offer, and if you elect to accept the offer, whether you elect to accept it with respect to all or any portion of your options.

         Neither we nor any other person are obligated to give notice of any defects or irregularities in any election form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of election forms. Our determinations of these matters will be final and binding.

         5. Acceptance of Options for Exchange and Cancellation and Issuance of New Options.
               ----------------------------------------------------------------

         On the terms and subject to the conditions of the offer and as promptly as practicable following the expiration date, we will timely accept the eligible options for exchange and cancel all options properly returned and not validly withdrawn before the expiration date.

         Your new options will entitle you to purchase such number of shares of MedSource Technologies, Inc. common stock equal to one-half of the shares underlying your cancelled options. If you are not an employee or director of MedSource on the date hereof and continue being an active employee or director of MedSource through the date of the first meeting of the Compensation and Management Development Committee of our Board of Directors held on a date that is at least six months and one day following the expiration date of the offer, you will not be eligible to receive new options.

         We will give you oral or written notice of our acceptance for exchange or cancellation of options validly returned and not properly withdrawn as of the expiration date. After we accept returned options for exchange, we will send each option holder who accepted the offer a letter confirming the new option that we will grant to such option holder, provided he or she remains an active employee or director of MedSource through the date of the first meeting of the Compensation and Management Development Committee of our Board of Directors held on a date that is at least six months and one day following the expiration date of the offer. The Compensation and Management Development Committee of our Board of Directors hopes to preserve the flexibility to chose on what date to hold its meeting in order to grant the new options on a day that will provide the employees and directors of MedSource who elect to exchange their options with an attractive exercise price per share for the new options. We expect to distribute new option contracts within a few weeks following the date of grant of the new options.

         If MedSource is a party to a change of control transaction before the new options are granted, there may be no assurance that you will receive the new options. As to a change of control transaction occurring after the grant of the new options, the terms under which the vesting schedule of the new options will accelerate will be substantially the same as under the current stock option contracts. The acceleration terms for each option holder are described in the forms of stock option contracts filed as exhibits to the Schedule TO.

         6.    Conditions of the Offer.
               ------------------------

         We will not be required to accept any options returned to us, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options returned to us, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and before the expiration date, we determine that any of the following events has occurred, and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options returned to us:

         o any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the returned options, the issuance of new options, or otherwise relates to the offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the offer;

         o any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

               (a) make it illegal for us to accept some or all of the eligible options or to issue some or all of the new options or otherwise restrict or prohibit consummation of the offer;

               (b) delay or restrict our ability, or render us unable, to accept the eligible options for exchange and cancellation or to issue new options for some or all of the exchanged eligible options;

               (c) materially impair the benefits we believe we will receive from the offer; or

               (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

         o     there is:

               (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

               (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

               (c) the decline of the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 8, 2003;

         o another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

               (a) any person, entity or "group," within the meaning of section 13(d)(3) of the Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC prior to May 8, 2003;

               (b) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before May 8, 2003 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

               (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities; or

         o any change or changes occur(s) in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

         The conditions to the offer are for our benefit. We may assert them in our discretion before the expiration date and we may waive them at any time and from time to time, whether or not we waive any other condition to the offer. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other rights. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

         If a condition to the offer is triggered, we will inform all option holders promptly as to whether we will waive the condition or terminate the offer. As of the date of the offer, none of the conditions to the offer has been triggered.

         7.    Price Range of Common Stock
               ---------------------------

         Our common stock is quoted on the Nasdaq National Market under the symbol "MEDT." The following table shows, for the periods since our initial public offering, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.


                              Quarter ended                                             High                Low
                              -------------                                             ----                ---
Fiscal Year 2003
     June 30, 2003 (from March 31, 2003 through May 7, 2003)...............             $2.97               $1.55
     March 30, 2003........................................................              6.51                1.72
     December 29, 2002.....................................................              9.06                6.50
     September 29, 2002....................................................             12.25                7.30

Fiscal Year 2002
     June 30, 2002 (from March 27, 2002)...................................            $15.00              $10.40


         As of May 7, 2003, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $2.57 per share.

         We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

         8.    Source and Amount of Consideration; Terms of New Options.
               ---------------------------------------------------------

         CONSIDERATION. Each new option will be exercisable for the number of shares equal to one half of the number of shares underlying the eligible options being exchanged, subject to adjustments for stock splits, stock dividends and other similar events.

         If (i) all of our employees and directors remain as such through the date of the first meeting of the Compensation and Management Development Committee of our Board of Directors held on a date that is at least six months and one day following the expiration date of the offer and (ii) we receive and accept all outstanding eligible options, we will grant new options to purchase a total of 1,268,638 shares of our common stock. In such case, the common stock issuable upon exercise of the new options will equal approximately 4.36% of the total shares of our common stock outstanding as of May 8, 2003 (on a diluted basis).

         TERMS OF NEW OPTIONS. The new options will be issued under our 1999 Stock Plan and a new option contract will be executed between each option holder who accepts the offer and MedSource Technologies, Inc. Except with respect to:

         o     the number of shares that may be purchased under the option,

         o     the exercise price,

         o     the vesting schedule and date of termination of the option,

and as otherwise specified in the offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the eligible options. The terms and conditions of the new options (except for the number of shares of common stock underlying such options end the vesting schedule) will be substantially similar to one another.

         The issuance of new options under the offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

         THE FOLLOWING DESCRIPTION OF THE 1999 STOCK PLAN AND THE NEW OPTION CONTRACTS IS A SUMMARY, AND IS NOT COMPLETE. COPIES OF THE 1999 STOCK PLAN AND THE FORMS OF THE NEW OPTION CONTRACTS HAVE BEEN FILED WITH THE SEC AS EXHIBITS TO THE SCHEDULE TO. PLEASE CONTACT JOYCE SNOW AT 110 CHESHIRE LANE, SUITE 100, MINNEAPOLIS, MINNESOTA 55305, TELEPHONE: (952) 807-1304 OR JSNOW@MEDSOURCETECH.COM TO REQUEST COPIES OF THE 1999 STOCK PLAN AND THE FORMS OF THE NEW OPTION CONTRACTS. COPIES WILL BE PROVIDED PROMPTLY AND AT OUR EXPENSE.

         GENERAL. As of May 8, 2003, the maximum number of shares of common stock we could issue in connection with options granted under the 1999 Stock Plan was 4,430,000 shares. The 1999 Stock Plan permits us to grant nonqualified options, which are options that do not qualify as incentive options. The new options will not qualify as incentive stock options.

         ADMINISTRATION. The 1999 Stock Plan is administered by the Plan Administrator. The Plan Administrator members are intended to be "non-employee directors" as defined in Rule 16b-3 under the Exchange Act and "outside directors" for purposes of Section 162(m) of the Internal Revenue Code. The Plan Administrator members are appointed by our Board of Directors to serve for the terms specified by the Board. The Board may remove or reconstitute the Plan Administrator at any time, subject to the requirements of Rule 16b-3. The current Plan Administrator of the 1999 Stock Plan is the Compensation and Management Development Committee of the Board of Directors.

         TERM. The term of each option granted under the 1999 Stock Plan is fixed by the Plan Administrator at the time of grant. The new options to be granted under the offer will have a term that expires at 11:59 p.m., Central Daylight Time or Central Standard Time, as the case may be, on the tenth anniversary of the date of grant of the new options.

         TERMINATION. The Plan Administrator has the authority to determine the period of time, if any, during which you may exercise the options after you retire, die, become disabled or your employment is otherwise terminated. Except as your new option contract or the 1999 Stock Plan otherwise provides, the new options will terminate (i) 90 days following termination of your employment without "cause" (as defined in the 1999 Stock Plan) or if you die or become disabled, or (ii) immediately, upon termination of your employment or if you leave for any other reason. In the case of termination under clause (i), your new option will be exercisable, to the extent of the number of shares vested and exercisable at the date of such termination, within 90 days of termination. However, in no event can a new option be exercised after its expiration date. Any new option that is exercisable at the time of your death may be exercised, to the extent of the number of shares vested and exercisable at the date of death, within 90 days after the date of death, but in no event later than the expiration date of the option, by the personal representative of your estate, the person(s) to whom your rights under the option have passed by will or by applicable law or the beneficiary designated in accordance with the provisions of the 1999 Stock Plan. Unless your option contract otherwise provides, your options will terminate immediately if your employment terminates "for cause," as defined in the 1999 Stock Plan. If your option terminates under the circumstances specified in this section, your interests in the 1999 Stock Plan will also terminate.

         EXERCISE PRICE. The new options will have an exercise price equal to the closing price of the common stock as reported by the Nasdaq National Market on the date of the first meeting of the Compensation and Management Development Committee of our Board of Directors that is held on a date that is at least six months and one day after the date of expiration of the offer. We expect such meeting to be held promptly after such date.

         VESTING AND EXERCISE. The Plan Administrator has the authority to determine the time or times at which options granted under the 1999 Stock Plan may be exercised. The Plan Administrator may also accelerate the exercisability of options. Each new option granted to employees will vest and become exercisable with respect to 1/4 (25%) of the shares subject to the new option on each of the first, second, third and fourth anniversaries of the date of grant of the new options. Each new option granted to non-employee directors will vest and become exercisable with respect to 1/3 (33.33%) of the shares subject to the new option on each of the first, second and third anniversaries of the date of grant of the new options.

         TAX CONSEQUENCES. You should refer to Section 13 for a discussion of the U.S. federal income tax consequences of the new options and the eligible options, as well as the consequences of accepting or rejecting the new options under the offer to exchange.

         REGISTRATION OF OPTION SHARES. All shares of common stock issuable upon exercise of options under the 1999 Stock Plan, including the shares that will be issuable upon exercise of all new options, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of MedSource Technologies, Inc., you will be able to sell your option shares, after you exercise your option, free of any transfer restrictions under applicable securities laws.

         9.    Information about MedSource Technologies, Inc.
               ----------------------------------------------

         GENERAL. MedSource Technologies, Inc. is an engineering and manufacturing services provider to the medical device industry. Our customers include many of the largest medical device companies in the world, such as Johnson & Johnson affiliates, Medtronic and Boston Scientific, as well as other large and emerging medical device companies. We provide engineering services, precision metal and plastic component manufacturing, including milling, lathe turning, wire forming, stamping, plastic tubing and injection molding, and product assembly services. In addition, we provide supply chain management services, including the sourcing of components that we do not manufacture internally, such as electronic circuitry, from third party suppliers for the devices we assemble for our customers. Through these products and services, we offer our customers a single source solution for their device development and manufacturing needs, accelerated product development time and reduced costs, allowing them to focus on their core competencies such as research and sales and marketing. Examples of the medical devices and components we manufacture for our customers include minimally invasive surgical instruments, components for pacemakers and defibrillators, interventional catheters and guidewires and orthopedic implants such as hips and knees.

         MedSource was incorporated in 1998 in the state of Delaware and commenced its operations in March 1999. Our principal corporate offices are located in Minneapolis, Minnesota. MedSource Technologies, Inc. completed its initial public offering in April 2002, and our common stock is listed on the Nasdaq National Market under the symbol "MEDT."

         Additional information about MedSource is available from the documents described in Section 16. The financial statements included in our annual report on Form 10-K, as amended, for the fiscal year ended June 30, 2002, and in our quarterly report on Form 10-Q for the quarter ended December 29, 2002 are incorporated herein by reference. The following tables summarizes certain of our consolidated financial data.

Annual financial data:
----------------------

                                                                                                                PERIOD FROM
                                                                      FISCAL YEAR ENDED                        MARCH 31, 1999
                                                         ---------------------------------------------          (INCEPTION)
                                                         JUNE 30,           JUNE 30,             JULY 1,      THROUGH JULY 3,
                                                           2002               2001                2000             1999
                                                           ----               ----                ----             ----
                                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues .........................................     $    158,899      $    128,462      $     89,352      $     21,968
Costs and expenses:
  Cost of products sold ..........................          117,089            94,386            59,811            13,437
  Selling, general and administrative expense ....           29,876            26,199            21,167             4,458
  Amortization of goodwill and other intangibles..              340             5,640             4,255             4,135
  Organization and start-up costs ................               --                --                --             4,981
  Restructuring charges ..........................               --            11,464                --                --
                                                       ------------      ------------      ------------      ------------
    Total costs and expenses .....................          147,305           137,689            85,233            27,011
                                                       ------------      ------------      ------------      ------------
Operating income (loss) ..........................           11,594            (9,227)            4,119            (5,043)
Interest expense, net ............................           (7,671)          (10,213)          (10,682)           (2,658)
Other (expense) income ...........................           (4,782)               53                (7)             (289)
                                                       ------------      ------------      ------------      ------------
Loss before income taxes .........................             (859)          (19,387)           (6,570)           (7,990)
Income tax benefit (expense) .....................              118               (70)              535             2,975
                                                       ------------      ------------      ------------      ------------
Loss before extraordinary loss ...................             (741)          (19,457)           (6,035)           (5,015)
Extraordinary loss on debt extinguishment ........           (6,857)               --                --                --
                                                       ------------      ------------      ------------      ------------
Net loss .........................................           (7,598)          (19,457)           (6,035)           (5,015)
Preferred stock dividends and accretion of
   discount on preferred stock ...................          (31,168)           (9,688)           (8,345)           (2,078)
                                                       ------------      ------------      ------------      ------------
Net loss attributed to common stockholders .......     $    (38,766)     $    (29,145)     $    (14,380)     $     (7,093)
                                                       ============      ============      ============      ============
Net loss per share attributed to common
   stockholders before extraordinary loss.........     $      (2.88)     $      (5.55)     $      (3.10)     $      (1.60)
Extraordinary loss per share .....................     $      (0.62)               --                --                --
Net loss per share attributed to common
   stockholders ..................................     $      (3.50)     $      (5.55)     $      (3.10)     $      (1.60)
                                                       ============      ============      ============      ============
Weighted average number of shares of common stock
   outstanding (basic and diluted) ...............       11,086,103         5,252,749         4,633,571         4,448,000
                                                       ============       ===========       ===========      ============

BALANCE SHEET DATA (AT END OF PERIOD):

Cash and cash equivalents ........................     $     38,268      $     20,289      $      2,210      $      1,808
Current assets ...................................           85,204            58,242            28,282            18,109
Property and equipment, net ......................           42,045            38,873            34,956            21,550
Total assets .....................................          247,829           203,965           151,101           126,792
Total debt .......................................           41,906            89,544            98,653            81,224
Mandatorily redeemable preferred stock ...........            1,974            98,867            22,293            16,250
Total stockholders equity (deficit) ..............          186,320           (13,261)           15,072            21,248

Quarterly financial data:
-------------------------


                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                           THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                    -------------------------------      ---------------------------------
                                                       DECEMBER 29,    DECEMBER 30,        DECEMBER 29,       DECEMBER 30,
                                                          2002            2001                2002               2001
                                                          ----            ----                ----               ----
Revenues                                             $     44,621      $     38,290      $     85,624      $     72,155
Costs and expenses:
   Cost of product sold                                    33,170            28,509            63,982            54,616
   Selling, general and administrative expense              8,023             7,679            15,928            14,080
   Amortization of intangibles                                 85                80               168               169
                                                     ------------      ------------      ------------      ------------
Operating income                                            3,343             2,022             5,546             3,290
                                                     ------------      ------------      ------------      ------------
Interest expense, net                                        (659)           (2,409)           (1,180)           (4,886)
Other income (expense)                                         23               (13)               22               (27)
                                                     ------------      ------------      ------------      ------------
Income (loss) before income taxes                           2,707              (400)            4,388            (1,623)
Income tax (expense)                                          (13)               --               (15)               --
                                                     ------------      ------------      ------------      ------------
Net income (loss)                                           2,694              (400)            4,373            (1,623)
Preferred stock dividends and accretion of
   discount on preferred stock                                 --            (2,661)               --            (5,322)
                                                     ------------      ------------      ------------      ------------
Net income (loss) attributed to common
   stockholders                                      $      2,694      ($     3,061)     $      4,373      ($     6,945)
                                                     ============      ============      ============      ============
Net income (loss) per share attributed to common
   stockholders
          Basic and diluted                          $       0.10      ($      0.58)     $       0.16      ($      1.32)
                                                     ============      ============      ============      ============

Weighted average common shares outstanding
          Basic                                        27,652,413         5,256,155        27,398,219         5,256,057
          Diluted                                      27,862,127         5,256,155        27,622,816         5,256,057


BALANCE SHEET DATA:                                        DECEMBER 29, 2002
                                                              (UNAUDITED)                   JUNE 30, 2002
                                                              -----------                   -------------
Cash and cash equivalents.........................             $15,400                         $38,268
Current assets....................................              66,505                          85,204
Property, plant and equipment, net................              51,396                          42,045
Total assets......................................             259,718                         247,829
Total current liabilities.........................              20,403                          25,087
Total stockholders equity.........................             195,140                         186,320

         10. Interests of Directors and Officers; Transactions and Arrangements about the Options.
               -----------------------------------------------------
         A list of our directors and executive officers and their addresses is attached to the offer to exchange as Schedule A. As of May 8, 2003, our executive officers and directors (15 persons) as a group held options outstanding under the 1999 Stock Plan to purchase a total of 1,390,144 shares of our common stock. This represented approximately 54.79% of the shares subject to all options outstanding under the 1999 Stock Plan as of that date. Our executive officers and directors have informed us that they intend to participate in the offer and exchange their eligible options.

         Please see the definitive proxy statement for our 2002 annual meeting of stockholders, filed with the SEC on September 30, 2002, for information regarding the amount of our securities beneficially owned by our executive officers and directors as of June 30, 2002.

         Except as described below, there have been no transactions in options to purchase our common stock or in our common stock which were effected by MedSource, or to our knowledge, by any executive officer, director, affiliate or subsidiary of MedSource within 60 days prior to the offer.

         On January 31, 2003 each of our non-employee directors (other than Mr. John Galiardo) was issued 385 shares of common stock, as payment of director's fee for the fiscal quarter ended December 29, 2002. On April 22, 2003, each of our non-employee directors (other than Mr. Ross Manire) was issued 1,382 shares of common stock as payment of director's fee for the fiscal quarter ended March 30, 2003. On April 22, 2003, each of our non-employee directors was granted 13,333 shares of restricted stock.

         On April 22, 2003, our following executive officers were granted the following amounts of shares of restricted stock:

Name of Executive Officer           Number of Shares of Restricted Stock Granted
-------------------------           --------------------------------------------
Richard J. Effress                                   244,444
Daniel Croteau                                       111,110
Robert Snider                                        111,110
William Kullback                                     100,000
Ralph Polumbo                                         88,890
Rolf Dahl                                             88,890

         On April 22, 2003, Richard J. Effress, the Chairman of our Board of Directors and our Chief Executive Officer, transferred 399,790 shares of our common stock and 244,444 shares of our restricted stock to a family limited partnership.

         On April 29, 2003, William J. Kidd, one of our directors, transferred 665,098 shares of our common stock to a limited liability company in exchange for all of the limited liability company's membership interests. Immediately thereafter, Mr. Kidd sold 99% of the interests in the limited liability company to a trust for the benefit of Mr. Kidd's spouse and descendents.

         For additional information about transactions in options to purchase our common stock or in our common stock which were effected by any of our executive officers, directors or persons holding more than 10% of our issued and outstanding common stock, please refer to filings made by such persons from time to time with the SEC under Section 16 of the Exchange Act.

         11. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.
               ---------------------------------------------------------

         Eligible options we acquire in connection with the offer will be cancelled and the shares of common stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the 1999 Stock Plan without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

         We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer to exchange because we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options elected for exchange. Further, the exercise price of all new options will equal the closing price of the common stock on the date we grant the new options.

         If we were to grant any options before the scheduled date for grant of the new options to any option holder electing to cancel options, our grant of the new options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's option shares elected for exchange. As a variable award, we would be required to record compensation expense for subsequent increases in intrinsic value (i.e. measured by changes in the quoted market price of the stock). If the market value subsequently declines, previously recognized compensation expense would be reversed. The additional compensation expense would be recognized over the remaining vesting period of the new options. After the options vest, additional compensation expense resulting from changes in intrinsic value would be recognized as compensation expense immediately.

         12.   Legal Matters; Regulatory Approvals.
               ------------------------------------

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged eligible options and to issue new options is subject to conditions, including the conditions described in Section 6.

         13.   Certain material U.S. Federal Income Tax Consequences.
               ------------------------------------------------------

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. Specifically (and not by way of a limitation), the discussion herein does not address the applicability of the "golden parachute" rules of
Section 280G of the Code upon a change of control of MedSource.

         TREATMENT OF EXCHANGE OF OPTIONS. If you exchange outstanding non-qualified stock options for new options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange because the exchange of options not having readily ascertainable fair market value should not be treated as a taxable exchange of "property" under the principles of
Section 83 of the Code.

         Under this analysis, the new options (which do not have readily ascertainable fair market value) should not constitute "property" for federal income tax purposes. Moreover, even if the options were to constitute "property" for purposes of Section 83 of the Code, the exchange of the options currently held by you for newly-issued options should be tax-free pursuant to Section 1036 of the Code. As a result, the grant of the new options should not trigger the recognition of taxable income.

         FEDERAL INCOME TAX TREATMENT OF NON-QUALIFIED STOCK OPTIONS GENERALLY. Under current law, you will not realize taxable income upon the grant of a non-qualified stock option (i.e., an option that is not an incentive option, as defined in Section 422(b) of the Code). However, when you exercise the option, the difference (if any) between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

         If you make payment of part or all of the exercise price of a non-qualified stock option with fully vested shares of our stock that you already own, generally no gain or loss will be recognized with respect to the shares exchanged, and you will be treated as receiving a number of shares (based on the fair market value of our shares surrendered by you) pursuant to the exercise of the option in a non-taxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period of the transferred shares. Any difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary compensation income, just as if you had paid the exercise price for the shares in cash. The amount of such taxable income will be added to your tax basis in the shares.

         The subsequent sale of the shares acquired pursuant to the exercise of a non-qualified stock option generally will give rise to capital gain or loss equal to the difference (if any) between the sale price and the sum of the exercise price paid for the shares plus the ordinary compensation income recognized with respect to the shares. These capital gains or losses will be treated as a long term capital gain or loss if you held the shares for more than one year following the exercise of the option.

         EMPLOYMENT TAX WITHHOLDING ON COMPENSATION INCOME. The compensation income (as described above) will be subject to federal and applicable state income and employment (social security) taxes. We will be responsible for withholding the applicable taxes and remitting such taxes to the respective government authorities. As the payor of such compensation, we will also have certain reporting obligations in connection with our duty to withhold such taxes. As provided in a separate stock option contract that you will be required to execute if you consent to the exchange offer as set forth herein, we reserve the right to withhold the applicable taxes from the amounts of any cash payments or the issuance of our common stock to you. As an alternative, we may require you to pay to us in cash the amount equal to the taxes required to be withheld.

         WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

         14.   Extension of Offer; Termination; Amendment.
               -------------------------------------------

         We may at any time and from time to time, extend the period of time during which the offer is open and delay accepting any options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

         Prior to the expiration of the period during which we may terminate or amend the offer, we may postpone accepting and canceling any eligible options if any of the conditions specified in Section 6 occurs. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

         As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of eligible options to be exchanged or surrendered in the offer.

         We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., Central Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release.

         If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

         o we increase or decrease the consideration you will receive in exchange for your options; or

         o we increase or decrease the number of options eligible to be exchanged in the offer.

If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of ten business days after the date the notice is published.

         15.   Fees and Expenses.
               ------------------

         We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to return eligible options under the offer to exchange.

         16.   Additional Information.
               -----------------------

         The offer to exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. The offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC, before making a decision on whether to exchange your options:

               (a) our annual report on Form 10-K for our fiscal year ended June 30, 2002, filed with the SEC on September 17, 2002, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2002 annual meeting of stockholders, filed with the SEC on September 30, 2002;

               (b) our quarterly report on Form 10-Q for our fiscal quarter ended December 29, 2002, filed with the SEC on February 12, 2003;

               (c) our current report on Form 8-K, filed with the SEC on April 29, 2003; and

               (d) the description of our common stock included in our registration statement on Form 8-A, filed with the SEC on March 22, 2002, including any amendments or reports we file for the purpose of updating that description.

         The SEC file number for these filings is 000-49702. These filings, our other annual, quarterly and current reports, our proxy statement and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

         450 Fifth Street, N.W.                  500 West Madison Street
                Room 1024                              Suite 1400
         Washington, D.C. 20549                  Chicago, Illinois 60661

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "MEDT," and our SEC filings can be read at the following Nasdaq address:

                            Nasdaq Operations 1735 K
                                  Street, N.W.
                             Washington, D.C. 20006

         We will also provide without charge to each person to whom we deliver a copy of the offer to exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                          MedSource Technologies, Inc.
                                Attn: Joyce Snow
                          110 Cheshire Lane, Suite 100
                          Minneapolis, Minnesota 55305

or by telephoning us at (952) 807-1234 between the hours of 9:00 a.m. and 5:00 p.m., Minneapolis, Minnesota local time.

         As you read the documents listed in Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and the offer to exchange, you should rely on the statements made in the most recent document.

         The information contained in the offer to exchange about MedSource Technologies, Inc. should be read together with the information contained in the documents to which we have referred you.

         17.   Forward Looking Statements.
               --------------------------

         The discussion in this offer to exchange contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Exchange Act of 1934, as amended. In many cases, you can identify forward-looking statements by terminology such as may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate, " "predict," "intend," "potential" or "continue" or the negative of these terms or other comparable terminology. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those indicated in these statements as a result of certain factors, as more fully discussed under the heading "risk factors" contained in our Form 10-K for the year ended June 30, 2002. Readers should not place undue reliance on any such forward-looking statements, which are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. We do not assume any obligation to update the forward-looking statements after the date hereof.

               MedSource Technologies, Inc.          May 8, 2003

                                   SCHEDULE A

                       INFORMATION ABOUT THE DIRECTORS AND
               EXECUTIVE OFFICERS OF MEDSOURCE TECHNOLOGIES, INC.

         The directors and executive officers of MedSource Technologies, Inc. and their positions and offices as of May 8, 2003, are set forth in the following table:


    Name                                                  Positions and Offices Held
    ----                                                  --------------------------
Directors
---------

Richard J. Effress........................................Chairman of the Board of Directors
William J. Kidd...........................................Director
                                                          Principal - Kidd & Company, LLC
Joseph Ciffolillo.........................................Director
                                                          Director, Boston Scientific
                                                          Chairman of the Advisory Board of the Health
                                                          Science Technology Division of Harvard
                                                          University and Massachusetts Institute of
                                                          Technology
John Galiardo.............................................Director
                                                          Director, Gynetics; VISX Incorporated; and the
                                                          New Jersey Manufacturers Insurance Companies
Ross Manire...............................................Director
                                                          Chief Executive Officer, ClearLinx
                                                          Network Corporation
T. Michael Long...........................................Director
                                                          Partner, Brown Brothers Harriman & Co.
Carl S. Sloane............................................Director
                                                          Professor Emeritus, Harvard Business School

Executive Officers
------------------

Richard J. Effress........................................Chief Executive Officer
William J. Kullback.......................................Senior Vice President - Finance and Chief
                                                          Financial Officer
Daniel Croteau............................................Senior Vice President - Corporate Development
Robert R. Snider..........................................Senior Vice President - New Product Introduction
Ralph Polumbo.............................................Vice President - Human Resources and Integration
Richard A. McWhorter......................................Senior Vice President - Operations
Rolf Dahl.................................................Vice President - Business Excellence
William G. Ellerkamp......................................Vice President - Market Development
Douglas W. Woodruff.......................................Vice President - Regulatory Affairs & Quality
                                                          Assurance

         The address of each director and executive officer is: c/o MedSource Technologies, Inc., 110 Cheshire Lane, Suite 100, Minneapolis, Minnesota 55305.

                                OFFER TO EXCHANGE

                             OUTSTANDING OPTIONS TO

                        PURCHASE COMMON STOCK, PAR VALUE

                                 $.01 PER SHARE,

                                       OF

                          MEDSOURCE TECHNOLOGIES, INC.

                              _____________________

         Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Joyce Snow, MedSource Technologies, Inc., 110 Cheshire Lane, Suite 100, Minneapolis, Minnesota 55305, telephone: (952) 807-1304.

                              _____________________

                                   May 8, 2003